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                                                                      EXHIBIT 99


                THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                             {_____________}, 1998


THE STATE OF ALABAMA
    BUTLER COUNTY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.

KNOW ALL MEN BY THESE PRESENTS:

          That I, the undersigned shareholder of THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.(the "Corporation"), Greenville, Alabama, do hereby nominate, constitute and appoint Mr. Elisha C. Poole and Mr. Bill M. Simms, and each of them, with full power of substitution, proxies to vote all the stock of the Corporation, standing in the name of the undersigned on the books of the said Corporation, which the undersigned could vote if personally present at the Special Meeting of Shareholders to be held at THE MAIN OFFICE CONFERENCE ROOM OF
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THE FIRST NATIONAL BANK OF GREENVILLE (the "Bank") ON {                    },
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{         }, 1998, at {        }.m., or any postponement or adjournment thereof,
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as follows:

          1.   To vote FOR  [   ] AGAINST [   ] OR ABSTAIN [   ] with respect to
the proposal to approve an Agreement and Plan of Merger dated March 24, 1998 among Whitney Holding Corporation ("Whitney"), Whitney National Bank, the Corporation and the Bank, pursuant to which, among other things: (a) the Corporation would merge into Whitney, as a result of which the Bank would become a wholly-owned subsidiary of Whitney and each outstanding share of common stock of the Corporation would be converted into shares of Whitney common stock as determined in accordance with the terms of the Agreement and Plan of Merger, and (b) the Bank would, in due course, merge into Whitney National Bank, a wholly-owned subsidiary of Whitney; and

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

          THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, AND IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER DESCRIBED ABOVE.

          IN WITNESS WHEREOF, I have hereunto set my hand this ______ day of ___________________, 1998.


                                 Signature(s) of Shareholder(s)

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Please date and sign exactly as name appears hereon.  If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.